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FLORSHEIM GROUP                                                       EXHIBIT 11
INC.

Statement re computation of Net Earnings Per Common Share


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
                                                           Three Months     Three Months
                                                              Ended            Ended
                                                          March 29, 1997   April 4, 1998
                                                          --------------   -------------
Basic Weighted Average Number of Shares Outstanding         8,346,051       8,412,901

Common Stock Equivalents                                      135,489         160,520

Diluted Weighted Average Number of Shares Outstanding       8,481,540       8,573,421